UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2014

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 30, 2014, Blackbaud, Inc., a Delaware corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with Microedge Holdings, LLC, a Delaware limited liability company (“MicroEdge”), direct and indirect holders of all of the outstanding equity interests of MicroEdge identified therein (collectively, the “Sellers”) and VFF I AIV I, L.P., as Sellers’ Representative. Pursuant to the terms and conditions of the Purchase Agreement, the Company will directly and indirectly acquire from the Sellers, and the Sellers will sell to the Company, all of the outstanding equity interests of MicroEdge on the closing date (the “Closing”). The acquisition and other transactions contemplated in the Purchase Agreement are expected to close during the fourth quarter of 2014, subject to the satisfaction of customary closing conditions as set forth in the Purchase Agreement, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
The aggregate purchase price payable to the Sellers at Closing is $160 million in cash, subject to adjustment up or down to reflect the difference between estimated working capital at Closing and a target working capital. The Sellers have agreed to place a portion of the purchase price due to the Sellers in escrow in connection with their indemnity obligations under the Purchase Agreement and for customary post-closing adjustments, if any, to the purchase price with respect to final determinations of Closing working capital and Closing cash amounts.
The Purchase Agreement contains customary representations, warranties and covenants of the Company, the Sellers and MicroEdge.  From the date of the Purchase Agreement until the Closing, MicroEdge is required to conduct its business in the ordinary course consistent with past practice and to comply with certain covenants regarding the operation of its business.  Subject to certain limitations, the Company will be indemnified for damages resulting from breaches of the Sellers’ or MicroEdge’s representations, warranties and covenants made in the Purchase Agreement, and certain other matters.
The Purchase Agreement provides for certain termination rights of the Company and Sellers including termination by the Sellers or the Company if the Closing has not been consummated on or before December 1, 2014, subject to certain conditions.
The foregoing description of the Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2014.
Item 8.01. Other Events.
On September 2, 2014, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed with this current report:

Exhibit No.	Description

99.1	Press release of Blackbaud, Inc. dated September 2, 2014.

Forward-Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” regarding the acquisition of MicroEdge by the Company and related transactions that are not historical or current facts and deal with potential future circumstances or developments, in particular regarding whether and when the transactions contemplated by the Purchase Agreement will be consummated. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and actual outcomes and results could differ materially. Risks and uncertainties that could affect these forward-looking statements include: satisfaction of the conditions to closing of the acquisition, together with the risk factors and uncertainties that affect the Company’s business, particularly those identified in the Company’s Annual Reports on Form 10-K and other filings with the U.S. Securities and Exchange Commission. Except as might be required by law, the Company disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	September 2, 2014	/s/ Michael P. Gianoni
Michael P. Gianoni
President and Chief Executive Officer
(Principal Executive Officer)